SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BANK OF GRANITE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bank of Granite
——— C O R P O R A T I O N ———

23 NORTH MAIN STREET
GRANITE FALLS, NORTH CAROLINA 28630
(704) 496-2000

Notice of Annual Meeting of Shareholders — April 28, 2003

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Bank of Granite Corporation will be held on Monday, April 28, 2003 at 10:30 a.m. local time. The meeting will be held at the Piedmont Conference Center, adjacent to the Holiday Inn – Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina for the following purposes:

1.	To consider the election of seven persons named as directors/nominees in the Proxy Statement dated March 21, 2003, which accompanies the Notice;

2.	To consider the ratification of the selection of Deloitte & Touche LLP as Bank of Granite Corporation’s independent Certified Public Accountants for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 10, 2003 are entitled to receive notice of, and to vote at, this meeting.

Bank of Granite Corporation’s 2003 Annual Shareholders Meeting proxy Ballot, Proxy Statement and its 2002 Annual Report are enclosed with this Notice.

YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY OF COURSE, WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROMPT RESPONSE WILL SAVE YOUR COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION.

By order of the Board of Directors
Bank of Granite Corporation

/s/ John A. Forlines, Jr.
Granite Falls, North Carolina	JOHN A. FORLINES, JR.
March 21, 2003	Chairman and Chief Executive Officer

[Map to Annual Meeting location presented here]

Bank of Granite
——— C O R P O R A T I O N ———

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXY

General

The accompanying Proxy is solicited by the Board of Directors of Bank of Granite Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on April 28, 2003, and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent or given to Shareholders of the Company is March 28, 2003.

A copy of the Company’s 2002 Annual Report including financial statements is included with this Proxy Statement and has been sent to each person who was a shareholder of record as of the close of business on March 10, 2003. The Company will also provide to any shareholder, without charge, a copy of the Annual Report for 2002 filed on Form 10-K with the Securities and Exchange Commission (the “SEC”) upon written request to Kirby A. Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630. Shareholders and other interested parties may also obtain the Company’s recent filings with the SEC from the Company’s Internet site at www.bankofgranite.com or through the SEC’s Internet site at www.sec.gov by searching for the Company’s Central Index Key of 0000810689.

Solicitation

All expenses of preparing, printing, and mailing the Proxy and all material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone by directors, officers, and other employees of the Company, none of whom will receive additional compensation for their services.

Revocability of Proxy

This proxy shall be revocable at any time prior to its exercise by filing a written request with Kirby A. Tyndall, Secretary of the Company, by voting in person at the Shareholders’ Meeting, or by presenting a duly executed proxy bearing a later date.

Voting Securities and Vote Required for Approval

At the close of business on March 10, 2003, the record date, the Company had 13,265,957 shares of Common Stock outstanding, par value $1.00 per share, which is the only class of stock outstanding. Only the holders of record of Common Stock of the Company at the close of business on March 10, 2003 are entitled to receive notice of the Annual Meeting of Shareholders and to vote on such matters to come before the Annual Meeting or any adjournment thereof.

Presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.

Under Proposal 1 (the Election of Directors), the directors are elected by plurality. The approval of Proposal 2 (the Ratification of the Selection of the Company’s Independent Accountants) and approval of all other items which may be submitted to the shareholders for their consideration at the Annual Meeting requires the affirmative vote of a majority of shares present and voting. Each shareholder is entitled to one (1) vote for each share of Common Stock held by him or her at the close of business on the record date, March 10, 2003. Cumulative voting is not permitted, and shareholders do not have dissenters rights with respect to any of the matters to be considered.

A shareholder abstaining from voting on any proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will be counted as not having voted for or against the proposal in question.

The Board of Directors unanimously recommends a vote in favor of Proposals 1 and 2. In each case where the shareholder has appropriately specified how the Proxy is to be voted, it will be voted in accordance with his or her specifications. Executed but unmarked Proxies that are returned to the Company will be voted (1) in favor of the proposed slate of directors and (2) in favor of the ratification of Deloitte & Touche LLP as the Company’s independent accountants. Shareholders may designate a person or persons other than those named in the enclosed Proxy to vote their shares at the Annual Meeting or any adjournment thereof. As to any other matter or business which may be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same, but the management and Board of the Company do not know of any other matter or business to come before the Annual Meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

As of March 10, 2003, the Company’s records and other information available from outside sources indicated that the following shareholder was a beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock. The information below is as reported in the shareholder’s filings with the Securities and Exchange Commission. To the knowledge of the Company, no other individual shareholder beneficially owned more than five percent (5%) of the Company’s outstanding Common Stock on the record date.

	Amount and Nature of Beneficial Ownership

	Common Stock

Name	Shares	Percent of Class

John A. Forlines, Jr. (1)	710,486	5.36%
36 Pinewood Road
Granite Falls, North Carolina 28630

Notes: (1)	Mr. Forlines has sole voting and investment power with regard to 672,301 shares of Common Stock. Mr. Forlines has investment power with regard to options to purchase 16,094 shares of Common Stock under the Company’s Incentive Stock Option Plans exercisable within 60 days of March 10, 2003. In addition, Mr. Forlines has investment power with regard to 22,091 shares of Common Stock held in the Bank’s “tax-qualified” retirement plans for the benefit of Mr. Forlines.

On the record date, the Company’s Common Stock was owned by approximately 5,500 individuals and other entities, holding Stock either as holders of record, holders of shares registered in street name or as beneficial owners.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

The Boards of Directors of both the Company and its bank subsidiary, Bank of Granite (the “Bank”) are composed of the same persons. The Board of Directors of the Company’s mortgage bank subsidiary, GLL & Associates, Inc. (“GLL”) is composed of the Company’s President, the Company’s Secretary/Treasurer and GLL’s President.

During the fiscal year ended December 31, 2002, the Company’s Board of Directors held 13 meetings, the Bank’s Board of Directors held 13 meetings and GLL’s Board of Directors held 4 meetings. All members of the Boards of Directors attended more than 75% of the total number of meetings of the Boards of Directors and the total number of meetings held by committees of the Boards of which they are members.

The boards of directors for the Company and Bank are composed of the same persons, and the directors are paid an annual retainer of $7,000 and fees of $200 for attendance at each monthly and special meeting of the Company’s Board. GLL directors were paid $200 for attendance at each quarterly meeting of GLL’s Board. Directors received no additional compensation for attending committee meetings. The Bank’s Board of Directors supervises the Bank’s compensation matters and functions as the Bank’s executive committee. The Company’s Board has standing audit and nominating committees. The functions, composition and frequency of meetings for the audit and nominating committees in fiscal year 2002 were as follows:

NOMINATING COMMITTEE - The Nominating Committee is composed of directors John A. Forlines, Jr., Barbara F. Freiman, Hugh R. Gaither and Charles M. Snipes. The Nominating Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. The Nominating Committee would consider shareholder nominees for Company and Bank Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures set forth in the section of this Proxy Statement entitled “Proposals For 2004 Annual Shareholders Meeting.” During 2002, the Nominating Committee held 1 meeting.

COMPENSATION COMMITTEE - The Company’s entire Board of Directors, which acts as the Compensation Committee, annually reviews and approves the compensation of all of the Company’s executive officers and considers recommendations by the Company’s management regarding the granting of incentive stock options. The Compensation Committee reports annually to the Company’s shareholders as set forth in the section of this Proxy Statement entitled “Board Report On Executive Officer Compensation.” During 2002, the Compensation Committee held 1 meeting.

AUDIT COMMITTEE - The Audit Committee is composed of directors Paul M. Fleetwood, III, Barbara F. Freiman and Boyd C. Wilson, Jr., CPA. The Audit Committee, whose members are neither officers nor employees of the Company or Bank, provides general oversight of the internal audit function, reviews the findings of external audits and examinations, evaluates the adequacy of the Bank’s insurance coverage, and reviews the activities of the Bank’s regulatory compliance efforts. All of the members of the Audit Committee are “independent” within the meaning of the rules promulgated by the Nasdaq Stock Market®. During 2002, 4 meetings were held. All Audit Committee members attended more than 75% of the total number of Audit Committee meetings held during the fiscal year 2002.

AUDIT COMMITTEE REPORT AND CHARTER

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2002, the Audit Committee held 4 meetings, and the Audit Committee Chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly report with the CFO and independent auditors prior to the publication or filing of such quarterly report.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors, and the Board concurred in such recommendation.

The Audit Committee has considered whether the provision of non-audit services by its independent auditors is compatible with maintaining the principal accountant’s independence, and has concluded that the provision of such services does not interfere with the independence of the Company’s auditors.

Bank of Granite Corporation
Audit Committee of the Board of Directors
Paul M. Fleetwood, III, Chair
Barbara F. Freiman
Boyd C. Wilson, Jr., CPA

ELECTION OF DIRECTORS/NOMINEES
(Proposal 1)

Seven (7) directors are being considered for election at the Annual Meeting, each to hold office for one year or until a successor is elected and qualified. The Company Board’s directors/nominees are shown below along with biographical summaries and beneficial ownership of Common Stock. The information is presented, unless otherwise indicated, as of March 10, 2003.

All of the directors/nominees shown below have been previously elected as directors by the Company’s shareholders and are currently serving on the Board of Directors.

In the event a director/nominee declines or is unable to serve as director, which is not anticipated, the shares represented by proxy will be voted for the Board’s substitute nominee.

The Board of Directors unanimously recommends that the shareholders elect the Directors/Nominees shown in the following table by voting FOR Proposal 1.

DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS

Biographical summaries of the Company’s directors/nominees and executive officers are presented below.

DIRECTORS/NOMINEES

John N. Bray is President of Vanguard Furniture, Inc., a furniture manufacturing company headquartered in Hickory, North Carolina, where he has served in such capacity since 1970. Mr. Bray has also served as Director of Vanguard Furniture since 1970 and as Director of the Company and Bank since 1992.

Paul M. Fleetwood, III, is President of Corporate Management Services, Inc., a real estate management company, and Catawba Valley Building Supply, Inc., a retail supplier of building materials, both of Hickory, North Carolina, where he has served in such capacities since 1977. Mr. Fleetwood has served as Director of the Company and Bank since 1998.

John A. Forlines, Jr. has served as Chairman and Chief Executive Officer of the Company since 1987 and as Chairman of the Bank since 1972. Mr. Forlines served as Chief Executive Officer of the Bank from 1954 until 1994. Mr. Forlines has served as Director of the Company since 1987 and Bank since 1954.

Barbara F. Freiman is a fund raising consultant to Caldwell Community College and Technical Institute (“CCC&TI”), where she has served in such capacity since 2000. Prior to 2000, Ms. Freiman was Executive Director of the Foundation of CCC&TI from 1986 until 2000. Ms. Freiman has served as Director of the Company and Bank since 1989.

Hugh R. Gaither is President and Chief Executive Officer of Flagship Brands, LLC, a hosiery distributor headquartered in Newton, North Carolina, where he has served in such capacity since 2001. Prior to 2001, Mr. Gaither served as President and Chief Executive Officer of Ridgeview, Inc., where he has served in such capacity from 1975 to 2001. Mr. Gaither has served as Director of the Company and Bank since 1997.

Charles M. Snipes has served as President of the Company since 1994 and as President and Chief Executive Officer of the Bank since 1994. Mr. Snipes has served as Director of the Company since 1987 and the Bank since 1982. Mr. Snipes has also served as Chairman and Director of GLL since 1997. In addition, Mr. Snipes has served as Director of Vanguard Furniture, Inc. since 1969.

Boyd C. Wilson, Jr., CPA is Vice President of Finance and Administration of Kincaid Furniture Company, Inc., a furniture manufacturer located in Hudson, North Carolina, where he has served in such capacity since 1990. Mr. Wilson has served as Director of the Company and Bank since 1996.

NONDIRECTOR EXECUTIVE OFFICERS

Kirby A. Tyndall, CPA is Senior Vice President, Secretary, Treasurer and Chief Financial Officer of the Company, Bank and GLL, where he has served in such capacities since 1997. Mr. Tyndall has also served as Director of GLL since 1997.

Gary L. Lackey is President and Chief Executive Officer of GLL, where he has served in such capacities since he founded GLL in 1985. Mr. Lackey has also served as Director of GLL since 1985. The Company acquired GLL in 1997.

The number of shares of Bank of Granite Corporation stock beneficially owned by the directors/nominees and nondirector executive officers are those owned as of March 10, 2003. Unless otherwise indicated, each director/nominee or nondirector executive officer has sole voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The source of information provided in the table is the Company’s shareholder records.

Name of							Ownership
Director/Nominee		Age on			Amount and Nature		as % of
or Nondirector	Principle Occupation	Dec. 31,	Director		of Beneficial		Common
Executive Officer	during last five years	2002	Since		Ownership		Stock

DIRECTORS/NOMINEES
John N. Bray	President, Vanguard	60	1992		5,107	direct	*
Hickory, N.C.	Furniture, Inc				1,468	indirect(2)

Paul M. Fleetwood, III	President, Corporate	55	1998		141,250	direct	1.06%
Hickory, N.C.	Management Services,				—	indirect
	Inc. and Catawba Valley
	Building Supply, Inc.

John A. Forlines, Jr.	Chairman and Chief	84	1954	(1)	672,301	direct	5.36%
Granite Falls, N.C.	Executive Officer of the				16,094	indirect(3)
	Company (since 1987);				22,091	indirect(4)
	Chairman of the Bank
	(since 1972); (Chief
	Executive Officer of
	the Bank, 1954-94)

Barbara F. Freiman	Fund Raising Consultant	68	1989		8,769	direct	*
Lenoir, N.C.					2,934	indirect(2)

Hugh R. Gaither	President and Chief	52	1997		270	direct	*
Newton, N.C.	Executive Officer,				—	indirect
	Flagship Brands, LLC

Charles M. Snipes	President of the	69	1982	(1)	166,640	direct	1.44%
Hickory, N.C.	Company (since 1994);				16,094	indirect(3)
	President and Chief				7,768	indirect(4)
	Executive Officer of the
	Bank (since 1994);
	Chairman and Director
	of GLL; Director of
	Vanguard Furniture, Inc.

Boyd C. Wilson, Jr., CPA	Vice President of Finance	50	1996		6,798	direct	*
Hudson, N.C.	& Administration, Kincaid				7,432	indirect(2)
	Furniture Company

NONDIRECTOR EXECUTIVE OFFICERS
Kirby A. Tyndall, CPA	Secretary, Treasurer and	47	n/a		2,343	direct	*
Hickory, N.C.	Chief Financial Officer				10,780	indirect (3)
	of the Company,				1,453	indirect(4)
	Bank and GLL;
	Director of GLL

Gary L. Lackey	Chief Executive Officer	52	n/a		1,875	direct	*
Clemmons, N.C.	and Director of GLL				2,500	indirect (3)

Director/Nominees and
Nondirector
Executive Officers					1,005,353	direct	8.25%
as a Group (9 persons)					88,614	indirect (2,3,4)

Notes:	*	Indicates beneficial ownership of less than 1%
	(1)	The Company was organized as the holding company for the Bank on January 30, 1987.
	(2)	Shares of stock indirectly owned include those held in their spouse’s name or by corporations controlled by such individuals.
	(3)	The indirect stock ownership shown for the named executive officers consists of those shares of Company Common Stock obtainable by such individuals within 60 days of March 10, 2003.
	(4)	The indirect stock ownership shown for the named executive officers consists of those shares of Company Common Stock held in the Bank’s “tax-qualified” retirement plans for the benefit of the named executive officer, who has investment power, but no voting power, with regard to such shares.

SUMMARY COMPENSATION TABLE

The following table summarizes current and long-term compensation and provides separate columns for stock- related compensation for each executive officer of the Company and its subsidiaries, Bank of Granite (“Bank”) and GLL & Associates, Inc. (“GLL”) whose total salary and bonus exceeded $100,000 for 2002.

		Compensation

		Annual		Long-term

				Securities	All Other
Name and		Base	Incentive	Underlying	Compen-
Principal Position	Year	Salary	Bonus (1)	Options (2)	sation (3)

John A. Forlines, Jr.	2002	$264,300	$54,000	5,000	$73,613
Company Chairman and Chief	2001	$256,600	$54,240	5,000	$39,236
Executive Officer; Bank Chairman	2000	$249,100	$45,300	none	$53,726

Charles M. Snipes	2002	$211,000	$43,100	5,000	$179,329
Company President;	2001	$204,800	$43,440	5,000	$80,649
Bank President and Chief Executive	2000	$195,000	$36,200	none	$47,716
Officer; GLL Chairman and Director

Kirby A. Tyndall, CPA	2002	$112,500	$22,900	3,000	$26,802
Company, Bank and GLL	2001	$106,000	$22,320	3,000	$13,504
Secretary, Treasurer and Chief	2000	$100,000	$18,500	none	$18,821
Financial Officer, GLL Director

Gary L. Lackey	2002	$120,000	$160,667	none	$13,500
GLL President and Chief Executive	2001	$120,000	$95,906	1,000	$13,250
Officer, GLL Director	2000	$120,000	$13,722	none	$13,000

Notes:	(1)	Figures shown represent actual incentive cash bonuses earned and accrued during the year indicated.
	(2)	Figures shown represent number of shares of Company Common Stock subject to options which were awarded to the named executive officers shown during the years indicated.
	(3)	Figures shown include amounts contributed by the Bank to its Profit-sharing Plan and by GLL to its 401(k) Plan (the “Plans”) and allocated to the indicated executive officer’s accounts. The plans are “tax qualified” under section 401(a) of the Internal Revenue Code and cover all employees. The following amounts were contributed to the indicated accounts: Mr. Forlines $28,000 in 2002, $13,600 in 2001 and $25,500 in 2000; Mr. Snipes $28,000 in 2002, $13,600 in 2001 and $25,500 in 2000; Mr. Tyndall $18,875 in 2002, $9,960 in 2001 and $17,670 in 2000; and Mr. Lackey $5,500 in 2002, $5,250 in 2001 and $5,000 in 2000.

		Figures shown also indicate amounts contributed by the Bank to the indicated executive officer’s Supplemental Executive Retirement Plan (“SERP”) accounts. Because of Internal Revenue Code limitations on amounts which can be contributed to the named executive’s Profit-sharing Plan accounts, the SERP was implemented by the Bank during 1994 to help replace those contributions “lost” by the named executives due to these limitations. Participation in the SERP is determined by the Board of Directors. The SERP is not a qualified plan under the Internal Revenue Code. Contribution earnings are determined by the Compensation Committee. The following amounts were contributed to the indicated accounts: Mr. Forlines $17,307 in 2002, $10,947 in 2001, and $18,721 in 2000; and Mr. Snipes $7,623 in 2002, $5,680 in 2001 and $9,225 in 2000.

		Figures shown further include amounts accrued by the Bank to the indicated executive officer’s Supplemental Executive Retirement Plan for Bank officers (“Officers’ SERP”) benefit liability accounts. During 2001, the Bank replaced its split-dollar life insurance arrangements with its officers by adopting a non-tax qualified Officers’ SERP to supplement the benefit each officer can receive under the Bank’s tax-qualified profit sharing retirement plan. Once the officer has completed 7 full years of service with the Bank, the Officers’ SERP is designed to provide a benefit to the officer at the normal retirement age of 65, or thereafter, or an early retirement age of 50. Benefits are payable for 10 years for certain officers or life for certain officers. Actual retirement benefits payable under the Officers’ SERP are dependent on an indexed retirement benefit formula, which accrues benefits equal to the excess of the aggregate annual after-tax income from informally associated life insurance contracts over the Bank’s opportunity costs related to the Officers’ SERP. Because retirement benefits payable under the Officers’ SERP are dependent on the performance of insurance contracts, the performance of such contracts is not guaranteed by the Bank. In the event of an officer’s termination of employment for any reason, other than for cause, the officer is 100% vested after 7 or more full years of service with the Bank after the officer has attained the age of 18. In the event of the officer’s termination of employment due to disability or change of control of the Company or the Bank, payments from the plan would begin at the officer’s normal or early retirement age and the officer shall be 100% vested in the entire retirement benefit amount. The following amounts were accrued in 2002 to the indicated benefit liability accounts of the named executive officers:
Mr. Forlines $10,927; Mr. Snipes $130,418 and Mr. Tyndall $6,806.

In connection with the Officers’ SERP, the Bank has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Agreements”) with the officers covered under the Officers’ SERP. Under the Agreements, in the event of the officer’s death, the officer’s beneficiary will receive the lesser of 2 times the officer’s salary at the time of death or 100% of the net-at-risk life insurance of the policy, which is defined as the death benefit in excess of cash value, together with any remaining balance in the liability reserve account.

The Bank’s Profit-Sharing Plan and related SERP are noncontributory defined contribution plans. The Company, Bank and GLL do not currently offer defined benefit plans as a part of employee benefits.

The remaining amounts include (i) the value of certain life insurance premiums paid for the indicated executives, based on the term insurance value of such payments as calculated under the Internal Revenue Code P.S. 58 rates or those of the insurer, if lower, and includable in the executive’s taxable income for the year, (ii) the value of the personal use portion of the Company’s vehicles provided to the executive and (iii) director fees. In 2002, the value of life insurance premiums paid were $2,276 for Mr. Forlines, $2,668 for Mr. Snipes and $321 for Mr. Tyndall. Also for 2002, the values for the personal use of vehicles were $6,003 for Mr. Forlines, $720 for Mr. Snipes and $7,200 for Mr. Lackey. Director fees for 2002 were $9,100 for Mr. Forlines, $9,900 for Mr. Snipes, $800 for Mr. Tyndall and $800 for Mr. Lackey.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to options or stock appreciation rights (“SAR’s”) granted to the named executive officers during 2002.

	Individual Grants				Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
					for Option Term

	Number of	% of Total
	Securities	Options			Appreciation
	Underlying	Granted to	Exercise or		Assumed at
Name and	Options	Employees	Base Price	Expiration	5%	10%
Principal Position	Granted(1)	in 2002(2)	($/share)(3)	Date(4)	(5)	(6)

John A. Forlines, Jr.	5,000	38.5%	$18.37	12/09/2007	$25,376	$56,075
Company Chairman and Chief
Executive Officer; Bank Chairman

Charles M. Snipes	5,000	38.5%	$18.37	12/09/2007	$25,376	$56,075
Company President;
Bank President and Chief Executive
Officer; GLL Chairman and Director

Kirby A. Tyndall, CPA	3,000	23.0%	$18.37	12/09/2007	$15,226	$33,645
Company, Bank and GLL
Secretary, Treasurer and Chief
Financial Officer, GLL Director

Notes:	(1)	Figures indicate number of shares of stock with respect to which options were granted under the Plan to the indicated executive officer during 2002. The price at which shares of Company Common Stock may be purchased upon the exercise of options under the Plan is equal to 100% of the fair market value of the Company’s Common Stock on the date the options are granted. All options granted pursuant to the Plan must be exercised within 5 years from the date of grant. Outstanding options must also be exercised during employment or within 3 months after a participating executive’s termination of service. If termination of service is by reason of death, an option my be exercised by the executive’s legal representative or beneficiary within one year after the date of death. Options granted under the plan are subject to applicable income tax withholding requirements and are not transferable by the holder except by will or by the laws of descent and distribution, and shall be exercisable, during the participating key executive’s lifetime, only by the key employee.
	(2)	Percent shown indicates options awarded to indicated executive officer as a percentage of total options granted to all Plan participants during 2002.
	(3)	The exercise or base price is the dollar amount at which each share of stock subject to option may be acquired by the indicated executive officer. The exercise or base price is the closing market price per share of the Common Stock on the date of the award of the option.
	(4)	The date shown indicates the date upon which the options granted will expire.
	(5)	The dollar values shown represent the potential realizable value of the grant of options at an assumed 5.0% annualized appreciation rate in the price of Company Common Stock. The potential realizable value is calculated under the following formula: [(A x B) — A] x C, where A = $18.37, the exercise price per share (which equals the market price at the time of the grant), B = 1.2763, the assumed rate of stock price appreciation (5%) compounded annually over the five-year term of the option; and C = the number of securities underlying the grant at year end 2002.
	(6)	The dollar values shown represent the potential realizable value of the grant of options at an assumed 10% annualized appreciation rate in the price of Company Common Stock. The potential realizable value is calculated under the following formula: [(A x B) — A] x C, where A = $18.37, the exercise price per share (which equals the market price at the time of the grant), B = 1.6105, the assumed rate of stock price appreciation (10%) compounded annually over the five-year term of the option; and C = the number of securities underlying the grant at year end 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
LAST FISCAL YEAR- END OPTION VALUES

The following table sets forth information with respect to the exercise of stock options by the named officers during 2002 and unexercised options held as of December 31, 2002.

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying		In-the-Money
Name and	on Exercise	Realized	Unexercised Options		Options at
Principal Position	(1)	(2)	at Fiscal Year-end		Fiscal Year-end (3)

John A. Forlines, Jr.	none	$—	Exercisable	16,094	Exercisable	$5,153
Company Chairman and Chief			Unexercisable	12,344	Unexercisable	$5,925
Executive Officer; Bank Chairman

Charles M. Snipes	none	$—	Exercisable	16,094	Exercisable	$5,153
Company President;			Unexercisable	12,344	Unexercisable	$5,925
Bank President and Chief Executive
Officer; GLL Chairman and Director

Kirby A. Tyndall, CPA	none	$—	Exercisable	10,780	Exercisable	$2,370
Company, Bank and GLL			Unexercisable	7,532	Unexercisable	$3,555
Secretary, Treasurer and Chief
Financial Officer, GLL Director

Gary L. Lackey	none	$—	Exercisable	2,500	Exercisable	$790
GLL President and Chief Executive			Unexercisable	1,563	Unexercisable	$1,185
Officer, GLL Director

Notes:	(1)	Indicates number of shares acquired by indicated executive officer through the exercise of options during 2002.
	(2)	Dollar amounts represent the aggregate dollar value realized by the indicated executive officer upon the exercise of options during 2002. The aggregate dollar value realized is calculated based on the difference between the fair market value of Company Common Stock on the date of exercise, less the underlying option’s exercise or base price.
	(3)	Dollar amounts shown represent the value of stock options held by the indicated executive officers at year end 2002. Only those options which are “in the money” are reported. An option is considered to be “in the money” if the fair market value of the Company’s Common Stock exceeds the exercise or base price of the shares subject to the options at year end 2002. For those options “in the money”, value is computed based on the difference between fair market value of Company Common Stock at year end 2002 and the exercise or base price of the shares subject to the options. The value of options exercisable and unexercisable at year end 2002 is also shown.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2002 regarding shares of the Company’s common stock that may be issued upon exercise of options previously granted and currently outstanding options under the Company’s stock option plans, as well as the number of shares available for the grant of options that had not been granted as of that date.

Equity Compensation Plan Information

Plan Category	Number of Securities To	Weighted-Average	Number of Securities
	Be Issued Upon Exercise	Exercise Price	Remaining Available for
	Of Outstanding Options,	Of Outstanding Options,	Future Issuance Under
	Warrants and Rights	Warrants and Rights	Equity Compensation
Plan (excluding securities
reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	189,017	$19.11	215,498

Equity compensation plans not approved by security holders	none	none	none

Total	189,017	$19.11	215,498

CHANGE-OF-CONTROL AGREEMENTS AND EMPLOYMENT CONTRACTS

Change-of-Control Agreements With Named Executive Officers

On January 1, 2002, Messrs. Forlines, Snipes and Tyndall each entered into a Change of Control Agreement with the Company and the Bank. Each agreement provides that in the event of a termination of the officer’s employment in connection with, or within 36 months after, a change of control of the Company or the Bank, for reasons other than cause, the officer shall receive an amount equal to three times (i) his then current salary plus (ii) the average of the cash bonus paid to the officer by the Bank under the Bank’s cash bonus incentive plan during the immediately preceding three years. Further, in such event, the officer shall continue to receive for a period of three years after his termination all benefits the officer was receiving and entitled to on his termination date, or the officer may elect to receive the dollar equivalent of such benefits. The officer may elect to receive all such payments either in one lump sum or in 36 equal monthly payments. In addition, the officer may terminate his employment under the agreement upon a change of control of the Company or the Bank and receive the benefits described above if, within 36 months of such change of control, the officer is assigned duties inconsistent with his duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below the level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from the officer’s current principal work location. Each agreement further provides that, unless terminated by the Company or the Bank, notice of which must be given at least 13 months prior to the next anniversary date, the term automatically is extended for an additional three years on the same terms and conditions set forth in the agreement. Mr. Lackey had not entered into a Change of Control Agreement with the Company, because he entered into an Employment and Noncompetition Agreement with the Company, as is discussed below.

Employment and Noncompetition Agreement With GLL’s Chief Executive Officer

Mr. Lackey joined the Company in November 1997 when the Company acquired GLL, which he founded. Mr. Lackey and GLL entered into an Employment and Noncompetition Agreement (the “Agreement”), which is effective until December 31, 2003. The Agreement addresses, among other issues, Mr. Lackey’s compensation, benefits and perquisites and agreement not to compete with GLL under certain circumstances. The non-competition provisions are no longer applicable if there is a change in control of the Company, as defined in the Agreement.

BOARD REPORT ON EXECUTIVE OFFICER COMPENSATION

All compensation paid to the Company’s executive officers is paid by the Bank to such persons in their capacity as executive officers of the Bank. Accordingly, the compensation of such executives is reviewed and approved annually by the full Board of Directors of both the Bank and the Company, which consist of the same persons. This report is furnished by the Company’s Board of Directors, which acts as the Company’s Compensation Committee (the “Compensation Committee”).

The fundamental philosophy of Bank of Granite Corporation’s compensation program is to offer competitive compensation opportunities for all executive officers which are based both on the individual’s contribution and on the Company’s performance. The compensation paid is designed to retain and reward executive officers who are capable of leading the Company in achieving its business objectives in an industry characterized by complexity, competitiveness, and change. Annual compensation for the Company’s CEO (and other executive officers) consists of three elements:

•	Base salary;

•	An annual cash incentive that is directly and indirectly linked to Company and individual performance (with Company performance measured on the basis of Return on Assets); and

•	Long-term equity participation, consisting of the issuance of stock options, designed to better align the interests of executive officers with those of the Company’s shareholders.

For the Company’s executives (and CEO), base salary is targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other banking organizations of similar size. The Company frequently participates in local, state, and other salary / compensation surveys and has access to other published salary / compensation data. The results of such surveys are used by the Compensation Committee in helping to set appropriate levels of Company CEO and other executive officer base salaries.

In 2002, the Compensation Committee determined that it was in the best interests of the Company and the Bank to enter into Change of Control Agreements with its Named Executive Officers in order to encourage a smooth transition in the event of a change in the control of the Company or the Bank. The agreements provide, in part, that in the event of a termination of the officer’s employment in connection with, or within 36 months after, a change of control of the Company or the Bank, for reasons other than cause, the officer shall receive an amount equal to three times (i) his then current salary plus (ii) the average of the cash bonus paid to the officer by the Bank under the Bank’s cash bonus incentive plan during the immediately preceding three years. Further, in such event, the officer shall continue to receive for a period of three years after his termination all benefits the officer was receiving and entitled to on his termination date.

For 2002, the Compensation Committee increased the CEO’s base salary by 3.0%. The Compensation Committee determined that the 3.0% increase in the CEO’s base salary was appropriate in light of two primary factors. The first factor was a desire by the Company to provide the CEO with a base salary comparable to that paid by other banking organizations of similar size and financial performance. The Company’s Board of Directors annually reviews national, regional, statewide and local peer group salary data (to the extent available) in its determination of a comparable base salary. A second factor considered by the Compensation Committee was that the Company’s 2.00% return on assets placed the Company among the banking industry’s top performers during 2001. These agreements contain provisions that are intended to prevent the payments made thereunder from becoming subject to excise taxes as “parachute payments” under Section 280G of the Internal Revenue Code.

For the Company’s executives (and CEO), the annual cash incentive during the years 2000, 2001 and 2002 ranged from 11.4% to 133.9% of base salary. For the Bank’s named executives, the annual cash incentive ranged from 18.2% to 21.2% of base salary. For GLL’s named executive, the annual cash incentive ranged from 11.4% to 133.9% of base salary. For the Bank and GLL, this means that up to approximately 21.2% and 133.9%, respectively, of executive annual compensation was variable, could fluctuate significantly from year to year, and was directly and indirectly tied to business and individual performance. For the Company’s CEO, the percentage of annual cash incentive for 2002 was 20.4% of base salary. The annual cash incentive for the Bank’s named executives is based on the Bank’s return on assets (ROA). The Bank’s Board of Directors, in its discretion, sets the threshold ROA target, based in part on the Bank’s financial performance in prior years and the performance of banking organizations of similar size in the Bank’s general geographic region. If the threshold ROA target is achieved, a stated dollar amount will be paid into an incentive compensation pool. The incentive compensation pool amounts are then distributed among incentive plan participants based on such participants’ base salaries as a percentage of all participants’ base salaries. If the Bank earns a ROA above the threshold level, an increasing dollar incentive pool is created up to a maximum dollar amount at a predetermined ROA level. The Company continued the incentive plan for GLL’s CEO that GLL had prior to the merger. The incentive plan for GLL’s CEO is based on a percentage of GLL’s earnings before income taxes.

For the Company’s CEO, executives, and other key employees, stock options may be granted each year in the discretion of the Board of Directors. While no formal system is employed in determining the number of stock options granted, both in the aggregate and to any one individual, the Board does take into account the Company’s current financial performance and the number of stock options previously granted. During 2002, the Compensation Committee granted incentive stock options to the Bank’s named executives. No options were granted to other employees.

This report is provided as a summary of current Board practice with regard to annual compensation review and authorization of executive officer compensation and with respect to specific action taken for the CEO.

Because executive officer and CEO salaries are not expected currently or in the near future to exceed those limitations provided under Section 162(m) of the Internal Revenue Code, the Board currently has no specific policy which addresses the income tax deductibility of “qualifying compensation” under this specific code section. However, the Company’s 1997 and 2001 Incentive Stock Option plans were designed to provide that compensation deductions, if any, available to the Company with respect to remuneration under such plan are not subject to the deduction limitations of Section 162(m).

Bank of Granite Corporation
Compensation Committee of the Board of Directors
John N. Bray, Chair
Paul M. Fleetwood, III
John A. Forlines, Jr.
Barbara F. Freiman
Hugh R. Gaither
Charles M. Snipes
Boyd C. Wilson, Jr., CPA

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The full Company Board of Directors serves as the Company’s compensation committee. John A. Forlines, Jr. and Charles M. Snipes both served as members of the Company’s and Bank’s Board of Directors during 2002 and also served as Company and Bank executive officers. Mr. Forlines is the Chairman and CEO of the Company and Chairman of the Bank. Mr. Snipes is the President of the Company, President and CEO of the Bank and Chairman of GLL. While Mr. Forlines and Mr. Snipes specifically excluded themselves from any compensation committee discussions concerning their own compensation, they did participate in compensation committee discussions concerning the compensation of other executive officers.

SHAREHOLDER PERFORMANCE GRAPH

The performance graph shown on the following pages compares the Company’s cumulative total return over the most recent five year period with the Nasdaq Composite Total Return Index and the SNL Index of banks with assets of $500 million to $1 billion. Returns are shown on a total return basis which assumes the reinvestment of dividends. All of the stock performance data was independently prepared by SNL Financial LC of Charlottesville, Virginia.

BANK OF GRANITE CORPORATION
Five Year Performance Index

	1997	1998	1999	2000	2001	2002

Bank of Granite Corporation	100	114	90	99	86	98
SNL $500M-$1B Bank Asset-Size Index	100	98	91	87	113	144
Nasdaq Composite Total Return Index*	100	141	261	157	125	86

© 2002 SNL Financial LC, Charlottesville, Virginia
*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002

The average compound annual returns for the five-year period ended December 31, 2002 were -0.4% for the Company, 7.6% for the SNL $500M-$1B Bank Asset-Size Index, -3.0% for the Nasdaq Composite Total Return Index and 0.0% for the Independent Bank Index. Returns by year for the Company and the three indices are presented below.

	1998	1999	2000	2001	2002

Bank of Granite Corporation	14.0%	-21.1%	10.0%	-13.1%	14.0%
SNL $500M-$1B Bank Asset-Size Index	-2.0%	-7.1%	-4.4%	29.9%	27.4%
Nasdaq Composite Total Return Index	41.0%	85.1%	-39.8%	-20.4%	-31.2%

TRANSACTIONS WITH OFFICERS AND DIRECTORS

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others; and, in the opinion of Company management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of Company Common Stock and reports of changes in ownership. Executive officer, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of the Section 16(a) reports furnished to the Company, all Section 16(a) filings required of its directors and executive officers for 2002 were made, to the Company’s knowledge and belief, in a timely manner.

RATIFICATION OF SELECTION OF ACCOUNTANTS
(Proposal 2)

The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as independent Certified Public Accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2003. The firm is to report on the Company’s consolidated balance sheets, and related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity, and to perform such other appropriate accounting services as may be required by the Board of Directors. It is expected that representatives of Deloitte & Touche LLP, who also served as the Company’s accounting firm for the past fiscal year, will be present at the shareholders’ meeting. They will be provided with any opportunity to make a statement if they desire to do so and to answer appropriate questions which may be raised at the meeting.

Principal Accounting Firm Fees

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual consolidated financial statements for the year ended December 31, 2002 and for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year were $95,200.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

All Other Fees

For the year ended December 31, 2002, the aggregate fees billed by Deloitte for services rendered to the Company were $59,250, including audit related services of $45,150 and tax compliance services of $14,100. Audit related services generally include fees for other attest services for certain subsidiary companies and work on SEC registration statements.

The Board of Directors unanimously recommends that the shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Certified Public Accountants for the year ending December 31, 2003 by voting FOR Proposal 2.

PROPOSALS FOR 2004 ANNUAL SHAREHOLDERS MEETING

From time to time, individual shareholders may wish to submit proposals which they believe should be voted upon by the Company’s shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual proxy materials. No such proposals were submitted for the 2003 Annual Meeting. Shareholder proposals intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Secretary of the Company at its executive office, 23 North Main Street, P.O. Box 128, Granite Falls, North Carolina 28630 no later than November 26, 2003 (which is 120 days prior to the expected date of the 2004 Proxy Statement) in order to be eligible for inclusion in the Company’s Proxy Ballot and Proxy Statement for the 2004 Annual Meeting.

While the Company’s Nominating Committee normally recommends and nominates individuals to serve as directors of the Company, shareholders may also nominate candidates for director, provided that such nominations are made in writing and are received by the Company at its executive offices not later than December 26, 2003 (which is 90 days prior to the expected date of the 2004 Proxy Statement). The nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.

OTHER BUSINESS

Management of the Company knows of no other business to be presented to the meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.

All shareholders are invited to attend the Annual Meeting of Shareholders on April 28, 2003 at 10:30 a.m., at the Piedmont Conference Center, adjacent to the Holiday Inn – Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina. At the meeting you may vote your shares in person. Even if you plan to attend, however, please sign and return your Proxy promptly. A Proxy may be revoked at any time before it is voted, and the giving of a Proxy will not affect the right of a shareholder to attend the meeting and vote in person.

By Order of the Board of Directors
Bank of Granite Corporation

/s/ Kirby A. Tyndall
Granite Falls, North Carolina	KIRBY A. TYNDALL
March 21, 2003	Secretary

***** SAMPLE BALLOT *****

REVOCABLE PROXY
BANK OF GRANITE CORPORATION

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints John A. Forlines, Jr., John N. Bray, and Barbara F. Freiman, or each of them, as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock held on record by the undersigned on March 10, 2003, at the Annual Meeting of Shareholders to be held on April 28, 2003, or any adjournment thereof.

			With-	For All
		For	hold	Except
1.	ELECTION OF DIRECTORS	☐	☐	☐
John N Bray
Paul M. Fleetwood, III
John A. Forlines, Jr.
Barbara F. Freiman
Hugh R. Gaither
Charles M. Snipes
Boyd C. Wilson, Jr., CPA
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below

		For	Against	Abstain
2.	THE RATIFICATION OF THE ACCOUNTING FIRM DELOITTE & TOUCHE LLP as the Corporation’s Independent Certified Public Accountants for the year ending December 31, 2003.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon other such business as may properly come before the meeting.

SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 TO RATIFY THE ACCOUNTING FIRM OF DELOITTE & TOUCHE, LLP AS THE CORPORATION’S AUDITORS, AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

Please be sure to sign and date this Proxy in the spaces below.

Date

Shareholder sign above	Co-holder (if any) sign above

---Detach above card, sign, date and mail in postage paid envelope provided.---

BANK OF GRANITE CORPORATION

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of the Shareholders of the Corporation called for April 28, 2003, a Proxy Statement for the Annual Meeting, the Annual Report on Form 10-K and the 2002 Annual Report to Shareholders.

Please sign EXACTLY as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.

YOUR VOTE IS IMPORTANT TO US!
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY